Exhibit 4.6

BIOCANCELL THERAPEUTICS INC. ASSIGNABLE WARRANT

To purchase
Shares of Common Stock of
BIOCANCELL THERAPEUTICS, INC. (the “Company”)
at a per share price and subject to the terms detailed below
VOID AFTER 5:00 p.m. New York Time
on the last day of the Warrant Period (as defined below)

                                                                                                             _________, 20__

THIS IS TO CERTIFY THAT, _____________ (the “Holder”) is entitled to purchase from the Company up to _______________ fully paid and non-assessable shares of Common Stock of the Company, par value US $0.01 per share (the “Common Stock”) subject to adjustment as set forth herein (the “Warrant Shares”), at an exercise price per Warrant Share equal to ________ as may be adjusted hereunder (which, for convenience and indication purposes only, was equal to _______ on _________) (the “Exercise Price”), during the period commencing upon the date hereof and terminating on __________, ____ (the “Warrant Period”).

1.	EXERCISE OF WARRANT

1.1.
Cash Exercise of Warrant.  This Warrant may be exercised from time to time or at any time during the Warrant Period by presentation and surrender thereof to the Company at its principal office or at such other office or agency as it may designate from time to time, accompanied by:

1.1.1.	A duly executed notice of exercise, in the form attached hereto as Exhibit A (the “Exercise Notice”); and

1.1.2.
Payment to the Company, for the account of the Company, of the aggregate Exercise Price for the number of Warrant Shares specified in the applicable Exercise Notice, payable in immediately available funds by wire transfer to the Company's bank account or by banker’s check or by any other means of payment agreed upon between the Company and the Holder. The Exercise Price will be paid in New Israeli Shekels or U.S. Dollars.

1.2.
Partial Exercise, Etc.  If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder to purchase the balance of the Warrant Shares purchasable hereunder.

1.3.
Issuance of Warrant Shares.  Upon presentation and surrender of this Warrant accompanied by a duly executed Exercise Notice and the payment of the applicable aggregate Exercise Price pursuant to Section 1.1 above, the Company shall promptly (i) issue to the Holder the Warrant Shares to which the Holder is entitled; and (ii) deliver to the Holder the share certificate(s) evidencing such Warrant Shares together with cash, as provided in Section 1.4 hereof, in respect of any fractional Warrant Shares otherwise issuable upon such surrender. Upon receipt by the Company of this Warrant, the applicable Exercise Notice and the applicable aggregate Exercise Price, the Holder shall be deemed to be the holder of record of the Warrant Shares issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such stock shall not then be actually delivered to the Holder.

1.4.
Fractional Shares.  No fractions of shares shall be issued in connection with the exercise of this Warrant, and the number of shares issued shall be rounded up to the nearest whole number (with cash being paid by the Company for any unissued fractional shares).

1.5.
Taxes.  The Holder acknowledges that the grant of the Warrant, the issue of the Warrant Shares and the execution and/or performance of this Warrant may have tax consequences to the Holder and that the Company is not able to ensure or represent to the Holder the nature and extent of such tax consequences. The Company shall pay all of the applicable taxes and other charges in connection with the issuance of the Warrant Shares and the preparation and delivery of share certificates pursuant to this Section 1 in the name of the Holder (such as documentary stamp or similar issue or transfer taxes in respect of the issue or delivery of Common Shares on exercise of this Warrant), but shall not pay any taxes payable by the Holder by virtue of the sale of this Warrant or the Warrant Shares by the Holder and the Holder shall indemnify the Company, without derogating from the Holder’s obligation to pay such amounts, for any and all charges or payments as aforesaid. The Company shall withhold required taxes pursuant to applicable law on payments to the Holder under this Warrant, unless the Holder shall provide the Company with written confirmation of withholding tax exemption in the form prescribed by law.

1.6.
Additional Documents.  The Holder will sign any and all documents required by law, the Company’s ByLaws and/or any agreement to which the Company is a party or by which it bound, to facilitate the issuance of stock upon exercise of this Warrant.

1.7.
Loss or Destruction of Warrant.  Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonable expense reimbursement and satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date.

2.	RESERVATION OF STOCK; PRESERVATION OF RIGHTS OF HOLDER

2.1.
Reservation of Shares.  The Company hereby agrees that, at all times prior to the expiration or exercise of this Warrant, it will maintain and reserve, free from pre-emptive or similar rights, such number of authorized but unissued shares of Common Stock so that this Warrant may be exercised without additional authorization of Common Stock after giving effect to all other warrants, convertible securities and other rights to acquire shares of the Company.

2.2.
Preservation of Rights.  The Company will not, by amendment of its organizational documents or through reorganization, recapitalization, consolidation, merger, dissolution, transfer of assets, issue or sale of securities or any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations, conditions or terms to be observed or performed hereunder, but will at all times in good faith assist in the carrying out of all the provisions hereof and in taking of all such actions and making all such adjustments as may be necessary or appropriate in order to fulfill the provisions hereof.

3.	ADJUSTMENT

3.1.
Adjustments.  The number of Warrant Shares purchasable upon the exercise of this Warrant and the payment of the Exercise Price shall be subject to adjustment from time to time or upon exercise as provided in this Section 3.

3.2.
Consolidation and Division.  In the event that during the Warrant Period the Company consolidates its share capital into stock of greater par value, or subdivides them into stock of lesser par value, then the number of Warrant Shares to be allotted on exercise of this Warrant after such consolidation or subdivision shall be reduced or increased accordingly, as the case may be, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective, and in each case the Exercise Price shall be adjusted appropriately such that the aggregate consideration hereunder to the Company shall not change.

4.	NOTICE OF CERTAIN EVENTS

If at any time during the Warrant Period (i) there shall be any capital reorganization or reclassification of the stock capital of the Company or any other event set forth in Section 3 above; (ii) the Company shall consolidate with or merge with or into another corporation or convey all or substantially all of its assets to another corporation or other entity; or (iii) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company, then, in any one or more of said events, the Company shall deliver to the Holder prior written notice thereof, including the date on which (a) a record shall be taken in connection with such event and (b) the consummation date of such event. Such written notice shall be delivered to the Holder at least thirty (30) days prior to the consummation of the applicable event and not less than thirty (30) days prior to the record date in respect thereto (subject to the provisions of Section 7 herein).

5.	NOTICE OF ADJUSTMENTS

Whenever an adjustment pursuant to Section 3 above is effected, the Company shall promptly compute such adjustment and deliver to the Holder notification setting forth the number of Warrant Shares for which this Warrant is exercisable and the Exercise Price as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment has or will become effective.

6.	RIGHTS OF THE HOLDER

The Holder acknowledges that the Warrant Shares shall be subject to such certain rights, privileges, restrictions and limitations as set forth in this Warrant and the Certificate of Incorporation or Bylaws of the Company, as may be amended from time to time. This Warrant shall not entitle the Holder, by virtue hereof, to any voting rights or other rights as a stockholder of the Company, except for the rights expressly set forth herein.

7.	TERMINATION

Notwithstanding anything to the contrary, this Warrant and all the rights conferred hereby shall terminate and expire at the aforementioned time at 5:00 p.m. New York Time on the last day of the Warrant Period.

8.	MISCELLANEOUS

8.1.
Entire Agreement; Amendment.  This Warrant sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all existing agreements among them concerning such subject matter. All article and section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Warrant. No modification or amendment of this Warrant will be valid unless executed in writing by the Company and the Holder.

8.2.
Waiver.  No failure or delay on the part of any of the parties hereto in exercising any right, power or privilege hereunder and/or under any applicable laws or the exercise of such right or power in a manner inconsistent with the provisions of this Warrant or applicable law shall operate as a waiver thereof. Any waiver must be evidenced in writing signed by the party against whom the waiver is sought to be enforced.

8.3.
Successors and Assigns; Assignment.  Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of Holder.  The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant and shall be enforceable by any such Holder or holder of Warrant Shares.

8.4.
Governing Law. Except as explicitly set forth herein, this Warrant shall be governed by and construed under the laws of the State of Israel, without regard to the conflicts of laws provisions thereof. Any dispute arising in connection with this Warrant shall be settled exclusively before the competent courts of the city of Tel-Aviv-Jaffa.

8.5.
Notices.  Any notice required or permitted to be given to the Company pursuant to the provisions of this Warrant will be in writing and will be effective and deemed delivered to the Company on the earliest of the following:  (a) all notices and other communications delivered in person or by courier service shall be deemed to have been delivered as of actual delivery thereof; or, (b) those given by facsimile transmission shall be deemed delivered on the following business day after transmission, with confirmed transmission thereof; or (c) all notices and other communications sent by registered mail (or air mail if the posting is international) shall be deemed given seven (7) days after posting.  All notices shall be addressed as set forth below or at such other address as the Company shall have furnished to the other party in writing in accordance with this provision:

8.5.1.	Mail sent to the Company shall be addressed to:

BioCancell Therapeutics, Inc.
8 Hartom St. Har Hotzvim
Jerusalem 97775
Fax: 02-5486550
Email: info@biocancell.com
Attention: Avraham Hampel

8.6.
Severability.  If any provision of this Warrant is held to be unenforceable, this Warrant shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Warrant shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

8.7.
Counterparts.  This Warrant may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  Facsimile signatures of a party shall be binding as evidence of such party’s agreement hereto and acceptance hereof.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized.

Dated: ___________, 2009	BIOCANCELL THERAPEUTICS, INC. . By: ______________________________ Name: Title:

AGREED AND ACCEPTED:

__________________________
(Signature)

__________________________
(Name / Company)

By: ______________________________
       Representative:

       Title:

Exhibit A

Exercise Notice

Date: ____________

To:         BioCancell Therapeutics, Inc.

The undersigned, pursuant to the provisions set forth in the Warrant to which this Exercise Notice is attached (the “Warrant”), hereby elects to purchase __________ of the Warrant Shares (as such term is defined in the Warrant).

Signature:

Address: